                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            PETROCORP INCORPORATED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                            PETROCORP INCORPORATED
                         16800 GREENSPOINT PARK DRIVE
                            SUITE 300, NORTH ATRIUM
                             HOUSTON, TEXAS 77060



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 1997



To the Shareholders of
PetroCorp Incorporated:

     Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of PetroCorp Incorporated (the "Company") will be held at the Sheraton Crown Hotel and Conference Center, 15700 John F. Kennedy Blvd., Houston, Texas 77032, at 1:00 p.m., Houston time, on Friday, May 16, 1997, for the following purposes:

          1. To elect two persons to serve as directors of the classified Board of Directors until the 2000 annual meeting and until their successors are elected and have qualified.

          2. To approve the adoption of the 1997 Non-Employee Director Stock Option Plan.

          3. To ratify the reappointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending
     December 31, 1997.

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 17, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

     Shareholders are cordially invited to attend the Annual Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy for which a stamped return envelope is provided.

                              By Order of the Board of Directors,

                              Craig K. Townsend, Secretary

Houston, Texas
April 14, 1997



WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, YOU ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                            PETROCORP INCORPORATED
                         16800 GREENSPOINT PARK DRIVE
                            SUITE 300, NORTH ATRIUM
                             HOUSTON, TEXAS 77060



                                PROXY STATEMENT


                   SOLICITATION AND REVOCABILITY OF PROXIES


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PetroCorp Incorporated, a Texas corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Friday, May 16, 1997, at the Sheraton Crown Hotel and Conference Center, 15700 John F. Kennedy Blvd., Houston, Texas 77032, at 1:00 p.m., Houston time, and at any adjournment or adjournments thereof (such meeting and adjournment(s) thereof referred to as the "Annual Meeting"). It is anticipated that the proxy and this Proxy Statement will be mailed to shareholders on or about
April 14, 1997.

     In addition to solicitation by mail, solicitation of proxies may be made by personal interview, special letter, telephone or telegraph by the officers, directors and employees of the Company. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in the names of such firms and will be reimbursed for their expenses. The cost of solicitation of proxies will be paid by the Company.

     A proxy received by the Company may be revoked by the shareholder giving the proxy at any time before it is exercised. A shareholder may revoke a proxy by notification in writing to the Company at 16800 Greenspoint Park Drive, Suite 300, North Atrium, Houston, Texas 77060, Attention: Secretary. A proxy may also be revoked by execution of a proxy bearing a later date or by attendance at the Annual Meeting and voting by ballot. A proxy in the form accompanying this Proxy Statement, when properly executed and returned, will be voted in accordance with the instructions contained therein. A proxy received by the Company which does not withhold authority to vote or on which no specification has been indicated will be voted in favor of the nominees for director named in this Proxy Statement, in favor of the approval of the 1997 Non-Employee Director Stock Option Plan and in favor of the reappointment of Price Waterhouse LLP as the Company's independent accountants.

     A quorum for the transaction of business at the Annual Meeting will be present if the holders of a majority of the shares of Common Stock entitled to vote are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. Directors will be elected by a plurality of the votes cast by the holders at the Annual Meeting. In the event the shareholders do not approve the reappointment of Price Waterhouse LLP to audit the Company's financial statements, the Audit Committee and Board of Directors will consider the appointment of other accountants. Abstentions from voting on any matter will be included in the voting tally and will have the same effect as a vote withheld on the election of directors or against the ratification of the appointment of the independent accountants, as the case may be. Because broker non-votes are not considered "shares present" with respect to matters decided by a plurality of the votes or requiring the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting, broker non-votes will not affect the outcome with respect to the election of directors or the ratification of the reappointment of the independent accountants.

          At the date of this Proxy Statement, management of the Company does not know of any business to be presented at the Annual Meeting other than those matters set forth in the Notice accompanying this Proxy Statement. If any other business should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to such business in accordance with the judgment of the persons named in the proxy.

            COMMON STOCK OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

          The Board of Directors has fixed the close of business on March 17, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, there were outstanding 8,584,519 shares of common stock, par value $.01 per share, of the Company ("Common Stock"), and the holders thereof will be entitled to one vote for each share of Common Stock held of record by them on that date for each proposition presented at the Annual Meeting.

CHANGE IN CONTROL OF THE COMPANY

          On October 15, 1996, the Company announced that it had been advised by Kaiser-Francis Oil Company ("Kaiser-Francis"), a wholly-owned subsidiary of GBK Corporation, a privately held corporation all of whose outstanding capital stock is owned by George B. Kaiser or his affiliates, that Kaiser-Francis had purchased 1,586,157 shares of Common Stock, in a privately negotiated transaction. This purchase, which represents approximately 18.5% of the Company's outstanding shares, was made from L.S. Holding Company, an indirect, wholly-owned subsidiary of CIGNA Corporation. L.S. Holding and CIGNA no longer own any shares of the Company's Common Stock. This transaction brought Kaiser-Francis' total ownership to 4,102,457 shares of Company Common Stock, or 47.8% of the shares outstanding. Kaiser-Francis had previously acquired shares in the open market and in a private acquisition from investment partnerships managed by First Reserve Corporation (the "First Reserve Funds"). Kaiser-Francis informed the Company pursuant to a Schedule 13D that it acquired its shares of Common Stock primarily to hold for investment and dependent upon market conditions, pricing, and availability, Kaiser-Francis may acquire additional shares of Common Stock. Kaiser-Francis has also stated that it has no intention of attempting to affect any change in the business plan, policies, officers or directors of the Company. Dependent upon market conditions, pricing, industry conditions and company performance, Kaiser-Francis may determine to sell all or part of the Common Stock.

BENEFICIAL OWNERSHIP OF COMMON STOCK.

          The following table sets forth information with respect to the shares of Common Stock owned of record and beneficially as of March 17, 1997 by all persons who own of record or are known by the Company to own beneficially more than 5% of the outstanding Common Stock, by each director and executive officer, and by all directors and executive officers as a group:

                                                                    SHARES OWNED BENEFICIALLY
                                                                    --------------------------
      NAME                                                             NUMBER        PERCENT
      ----                                                          ------------   -----------
Lealon L. Sargent(1)..............................................        328,185         3.8%
W. Neil McBean(1).................................................        242,946         2.8
Michael L. Lord(1)................................................         90,504         1.0
A.F. (Tony) Pelletier(1)..........................................        101,504         1.2
Craig K. Townsend(1)..............................................         48,621          *
Thomas N. Amonett.................................................          1,000          *
Dan L. Hale(2)....................................................      1,733,000        20.2
Gary R. Christopher(3)............................................      4,103,957        47.8
Stephen M. McGrath(4).............................................        184,720         2.2
Robert C. Thomas..................................................              0           0
All directors and executive officers as a group(10 persons)(5)....      6,834,437        79.6
Kaiser-Francis Oil Company(6)(7)..................................      4,102,457        47.8
USF&G Corporation(7)(8)...........................................      1,731,000        20.2
Hughes Investment Management Company(9)...........................        472,000         5.5

____________________
*  Less than 1%.

(1) Mr. Sargent's amount includes 157,750 shares, Mr. McBean's amount includes 153,250 shares, Mr. Lord's amount includes 73,000 shares, Mr. Pelletier's amount includes 93,000 shares, and Mr. Townsend's amount includes 45,000 shares subject to issuance within 60 days upon the exercise of stock options.
(2) Includes 873,000 shares owned by Park Avenue Exploration Corporation and 858,000 shares owned by United States Fidelity and Guaranty Company, both wholly-owned subsidiaries of USF&G Corporation. This director is an officer of USF&G Corporation or a subsidiary thereof and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares.
(3) Includes 4,102,457 shares owned by Kaiser-Francis. This director is an employee of Kaiser-Francis and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares.
(4) Consists of 184,720 shares owned by Oppenheimer Holdings, Inc., the parent company of Oppenheimer & Co., Inc. This director is an officer of Oppenheimer & Co., Inc. and may be deemed to be the beneficial owner of these shares. This director disclaims beneficial ownership of these shares.
(5) Includes 522,000 shares subject to issuance within 60 days upon the exercise of stock options. Also includes certain shares as to which beneficial ownership is disclaimed by Messrs. Hale, Christopher and McGrath. If the aggregate of 6,018,177 shares as to which beneficial ownership is disclaimed by these persons were excluded, the percentage as a group would be 9.0%.
(6)  Address is 6733 South Yale, Tulsa, Oklahoma 74136.  Kaiser-Francis files a
     Schedule 13D.
(7) Because of a voting agreement between Kaiser-Francis, USF&G Corporation and United States Fidelity and Guaranty Company, which agreement relates to the election of members of the Board of Directors, these entities may be deemed a "group" for purposes of calculating beneficial ownership under the federal securities laws. In such case, the group would beneficially own 5,833,457 shares, or 68.0%, of the Common Stock.
(8) Address is 100 Light Street, Baltimore, Maryland 21202. Consists of 873,000 shares owned by Park Avenue Exploration Corporation and 858,000 shares owned by United States Fidelity and Guaranty Company. Both of these companies are wholly-owned subsidiaries of USF&G Corporation, which has the power to direct the voting and disposition of the shares held by such subsidiaries and, therefore, may be deemed to be the beneficial owner of such shares. The address of the subsidiaries is also 100 Light Street, Baltimore, Maryland 21202.
(9) Address is 7200 Hughes Terrace, Los Angeles, California 90045-0066. These shares are held on behalf of the Hughes Electronics Company Retirement Plans Trust, and this shareholder files a Schedule 13G as a group with the Hughes Electronics Company.


                    PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of seven persons who hold office for staggered three-year terms. Two directors are to be elected at the Annual Meeting as Class I directors to serve until their terms expire in 2000. The Company recommends voting for the election of each of the nominees for director listed below. If, for any reason, at the time of the election one or more of such nominees should be unable to serve, the proxy will be voted for a substitute nominee or nominees selected by the Board of Directors.

     Unless authority is withheld, duly executed proxies will be voted for the election of Messrs. Lealon L. Sargent and G. Jay Erbe, Jr. to hold office until the annual meeting of shareholders to be held in the year 2000 and until each of their respective successors is elected and qualified. Mr. Dan L. Hale, who had served as a director of the Company since 1992, has decided not to stand for re-election.

     THE COMPANY RECOMMENDS VOTING "FOR" THE NOMINEES.

NOMINEES FOR DIRECTOR

     The following table sets forth the name and age of each nominee listed in the enclosed form of proxy for Class I directors to hold office until the annual meeting of shareholders to be held in the year 2000, his principal position with the Company and his term as director of the Company.


                                AGE  TERM OF OFFICE      POSITION
                                ---  --------------      --------
   NAME
   ----

Lealon L. Sargent.............   67   1992-Present   Chairman of the Board
G. Jay Erbe, Jr...............   50   1992-1996      --

     Lealon L. Sargent has been Chairman of the Board of the Company since 1984 and a director since 1983. Mr. Sargent co-founded PetroCorp in July 1983, and previously served as Chief Executive Officer and as President and Chief Operating Officer. Mr. Sargent has worked in the oil and gas industry for over 38 years. From 1981 to 1983, Mr. Sargent was President of ENI Exploration Company. From 1980 to 1981, he was President of Hamilton North America. Prior to that time, Mr. Sargent spent the majority of his career with Tenneco Oil Company, rising to the position of Senior Vice President of Worldwide Exploration and of North American Onshore Exploration and Production. He received a B.S. in Geology from the University of Oklahoma and an A.M.P. from Harvard Graduate School of Business.

     G. Jay Erbe, Jr. previously served as a director of the Company from 1992 to 1996. Mr. Erbe has been Vice President of USF&G Corporation or of one of its subsidiaries since 1991. He is also President of Park Avenue Exploration Corporation, having assumed that office in 1992 after having been Executive Vice President since 1990. Prior to that time, he was Vice President and Chief Financial Officer of Manekin Corporation, a regional real estate developer, property manager and brokerage firm, for four years.

OTHER DIRECTORS

     The following table sets forth the name and age of each director of the Company not up for election this year, his principal position with the Company, the year he became a director of the Company and the year that his term as a director expires.
                                        TERM      DIRECTOR
   NAME                         AGE    EXPIRES     SINCE      POSITION
   ----                         ---    -------    --------    --------

W. Neil McBean................   49      1998       1992     President, Chief
                                                             Executive Officer
                                                             and Director
Thomas N. Amonett.............   53      1998       1994     Director
Gary R. Christopher...........   47      1999       1996     Director
Stephen M. McGrath............   61      1999       1992     Director
Robert C. Thomas..............   68      1998       1997     Director

     W. Neil McBean has been President and Chief Operating Officer of the Company since 1986 and a director since 1993. In 1996, he succeeded Mr. Sargent as Chief Executive Officer. Mr. McBean co-founded PetroCorp in 1983, and previously served as Senior Vice President. Mr. McBean has 28 years of experience in the oil and gas industry. From March 1982 through July 1983, he was Vice President of Production for ENI Exploration Company. Prior to that time, he spent 13 years with Tenneco Oil Company, where he served in a range of management and technical capacities, including Director of Planning. Mr. McBean received a B.A.Sc. in Chemical Engineering from the University of British Columbia.

     Thomas N. Amonett has been a director of the Company since 1993. He has served as interim President and Chief Executive Officer of Weatherford Enterra, Inc. since July 1996. From 1992 to 1996, he served as Chairman of the Board and President of Reunion Resources Company. Prior to that time, he was engaged in the practice of law with Fulbright & Jaworski, L.L.P., where he was of counsel from 1986 to 1992. Mr. Amonett also served as Chairman of the Board of Weatherford Enterra, Inc. from 1986 to 1989 and continues to serve as a director of that corporation. Mr. Amonett also currently serves as a director of ITEQ, Inc., American Residential Services, Inc. and Reunion Industries, Inc.

     Gary R. Christopher has been a director of the Company since August 1996. He has been Acquisitions Coordinator of Kaiser-Francis Oil Company since January 1996. Prior to that, he served for five years as Senior Vice President and Manager of Energy Lending for Bank of Oklahoma.

     Stephen M. McGrath has been a director of the Company since 1992. From 1986 to 1992 (when PetroCorp operated as a partnership), he served as a representative to PetroCorp for one of its general partners. Mr. McGrath is an Executive Vice President of Oppenheimer & Co., Inc. and serves as the Director of its Corporate Finance Department. Prior to his employment by Oppenheimer in 1983, he was with Warner-Lambert Company for 11 years as Senior Vice President of Planning and Development. Before joining Warner-Lambert Company, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a CPA for Price Waterhouse & Co. He also serves as a director of Alliance Pharmaceutical Corporation and of several privately held companies.

     Robert C. Thomas was elected by the Board to fill a vacant director position effective April 1, 1997. Since 1994, Mr. Thomas has been retired from Tenneco Gas Company, where he served as Chairman and Chief Executive Officer from 1990. He originally joined Tenneco in 1956 and served in a variety of engineering, management and executive positions in both Tenneco Oil Company and Tenneco Gas Company. Mr. Thomas is currently a senior associate with Cambridge Energy Research Associates.

VOTING AGREEMENT

     Kaiser-Francis and USF&G Corporation (along with its affiliates Park Avenue Exploration Corporation and United States Fidelity and Guaranty Company) are parties to a voting agreement pursuant to which each of the parties agrees to vote all shares of voting stock of the Company beneficially owned by it, to cause those shares owned by its affiliates to be likewise voted, and to take certain other actions to elect and include one designee of each of Kaiser-Francis and USF&G Corporation as a director of the Company for so long as such party, together with its affiliates, beneficially owns 10% of the outstanding voting stock of the Company. Mr. Christopher is the designee of Kaiser-Francis Oil Company and Mr. Erbe is the designee of USF&G Corporation. Mr. Hale, whose term expires at the 1997 annual meeting and who is not standing for re-election, was formerly the designee of USF&G Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's last fiscal year, the Board of Directors of the Company held four meetings. No director attended less than 75% of the meetings of the Board of Directors held during the period he served as a director or of any committee of which he was a member (except as described below) held during the period he served as a member of a committee.

     The Audit Committee, composed at the end of the last fiscal year of Messrs. Hale, Christopher and McGrath, met two times during the last fiscal year, and Mr. McGrath was unable to attend these meetings. The Audit Committee reviews with the Company's independent public accountants the plan, scope and results of the annual audit and the procedures for and results of internal controls. It is anticipated that Mr. Erbe will replace Mr. Hale on the committee.

     The Compensation Committee, composed at the end of the last fiscal year of Messrs. Amonett, Christopher and Hale, met twice during the last fiscal year. The Compensation Committee approves the salaries and other compensation of officers, administers any existing bonus plans for executive and other officers, makes recommendations to the Board regarding any present or future stock option plans and, pursuant to the Company's

Stock Option Plan, awards stock options to executive and other officers who have been recommended by management. It is anticipated that Mr. Erbe will replace Mr. Hale on the committee.

     The Nominating Committee, composed at the end of the last fiscal year of Messrs. Amonett, Christopher and Hale, did not meet during the last fiscal year, but the entire Board did address director nomination at its meetings. This committee nominates persons for election by the Company's shareholders to the Board of Directors. Shareholders who wish to nominate persons for election to the Board of Directors must comply with the provisions of the Company's Bylaws described below under "Nominations and Proposals for Next Annual Meeting." It is anticipated that Mr. Erbe will replace Mr. Hale on the committee.

     Mr. Thomas is not currently a member of any of the Board's committees. However, it is anticipated that he will be nominated to one or more of the Board's committees at the Board's meeting held in connection with the Annual Meeting.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company is reimbursed for expenses incurred in attending meetings of the Board of Directors or a committee thereof and receives an annual retainer (paid on a quarterly basis) of $10,000, plus a fee of $1,000 for each meeting of the Board attended and $500 for each meeting of a committee attended. The Board has adopted the 1997 Non-Employee Director Stock Option Plan and proposed it for shareholder approval at the Annual Meeting. See "Proposal No. 2."

EXECUTIVE AND OTHER OFFICERS

     The following table sets forth the names, ages and positions of each executive and other officer of the Company, all of whom serve at the discretion of the Board of Directors:

                                                              YEARS EMPLOYED BY
NAME                        AGE        POSITION                  THE COMPANY
----                        ---        --------                  -----------

Lealon L. Sargent (1)...... 67    Chairman of the Board               13
W. Neil McBean (1)......... 49    President and Chief
                                  Executive Officer                   13
Michael L. Lord............ 46    Vice President - Corporate          13
                                  Development
A. F. (Tony) Pelletier..... 44    Vice President - Production         13
Craig K. Townsend.......... 37    Vice President - Finance,
                                  Secretary and Treasurer             13
Fletcher S. Hicks, Jr...... 65    Land Manager and Assistant
                                  Secretary                           13
_______________
(1) Mr. Sargent served as Chief Executive Officer of the Company until May 1996, when he retired from that position and Mr. McBean was appointed to such office.

     Michael L. Lord was elected Vice President - Corporate Development of PetroCorp in May 1996 after serving as the Company's Acquisitions Manager for 13 years. Mr. Lord oversees the Company's acquisition activities and serves as Director of Marketing. In 1982, he was Manager of Acquisitions at ENI Exploration, and from 1978 to 1982 he held the same position at Damson Oil. Prior to that time, Mr. Lord served in various capacities in both field operations and with the Office of Economic Planning and Exploration for Standard Oil of Indiana. Mr. Lord received his B.S. in Chemical Engineering from the University of Oklahoma.

     A.F. (Tony) Pelletier was elected Vice President - Production of PetroCorp in May 1996 after serving as the Company's General Manager - Gulf, Rockies and Canada Division for three and a half years. Mr. Pelletier is responsible for all production activity. Mr. Pelletier joined the Company in early 1984 and has previously served as Chief Reservoir Engineer and as Engineering Manager. From 1978 to 1984, he served in a variety of engineering and supervisory positions with Exxon Company, USA. Mr. Pelletier is a registered professional engineer and received a B.S. in Mechanical Engineering and an M.Eng. in Civil Engineering from Texas A&M University.

     Craig K. Townsend was elected Vice President - Finance, Secretary and Treasurer of PetroCorp in May 1996 after serving as the Company's Controller for nine years. Prior to joining the Company in 1983, he served for two years in the oil and gas audit division of Arthur Andersen & Co. Mr. Townsend is a certified public accountant and has a B.P.A. in Accounting from Mississippi State University.

     Fletcher S. Hicks, Jr. has been the Land Manager for the Company since 1983 and manages PetroCorp's land and property functions. He was appointed Assistant Secretary of the Company in May 1996. He was among the founding shareholders of the Company. Mr. Hicks has over 30 years of experience in the oil and gas industry, in which he has held numerous positions, including Vice President - Land at ENI Exploration Company, Land Manager in the oil and gas division of I.M. Huber Corporation, Land Manager at Ada Oil Corporation and Chief Landman at Energy Reserves Group. Mr. Hicks has a B.A. from Hardin-Simmons University.
Mr. Hicks is not an executive officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth for the three fiscal years ended December 31, 1996, 1995 and 1994 all compensation received by both individuals who served as the chief executive officer during 1996 and by each of the three other executive officers of the Company.

                          SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                  COMPENSATION(2)
                                                                                  ---------------
                                                          ANNUAL COMPENSATION       SECURITIES
                                                 FISCAL   -------------------       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR     SALARY     BONUS(1)     STOCK OPTIONS  COMPENSATION(3)
---------------------------                      -----    --------  ---------     -------------  ---------------
Lealon L. Sargent (4).......................      1996    $214,151    $    (5)           30,000        $9,000
 Chairman of the Board and..................      1995     214,151          0                 0         9,000
 former Chief Executive Officer.............      1994     214,151          0                 0         9,240

W. Neil McBean (4)..........................      1996     200,000         (5)           30,000         9,000
 President and Chief........................      1995     200,000          0                 0         9,000
 Executive Officer..........................      1994     200,000          0                 0         9,240

Michael L. Lord (6).........................      1996     144,600     40,000                 0         8,900
 Vice President - Corporate.................      1995     144,600          0                 0         8,900
 Development................................      1994     144,600          0                 0         9,240

A.F. (Tony) Pelletier (6)...................      1996     142,500     40,000            20,000         8,900
 Vice President - Production................      1995     142,500          0                 0         9,000
                                                  1994     142,500          0                 0         9,240

Craig K. Townsend (6).......................      1996      88,250     20,000            20,000         5,900
 Vice President - Finance,..................      1995      83,000          0                 0         5,900
 Secretary and Treasurer....................      1994      83,000          0                 0         6,660

(1) The bonus is related to the fiscal year; however, it is payable in three installments, 50% in the following year (the year granted) and 25% in each of the two years thereafter, provided that the executive officer is still employed by the Company.
(2) No officers or employees of the Company participate in a restricted stock plan, stock appreciation right plan or other long-term incentive plan.
(3)  Consists of the Company's matching 401(k) contribution for such officers.
(4) Mr. Sargent served as Chief Executive Officer of the Company until May 1996, when he retired from that office and was succeeded by Mr. McBean.
(5) Because Mr. Sargent's and Mr. McBean's bonuses are in part based on quantitative performance measures that include publicly-reported data of other independent oil and gas companies that is not yet available, the total amount of bonuses are not calculable at the date hereof. See the discussion of the Executive Management Annual Incentive Compensation Plan under "Compensation Committee Report on Executive Compensation" below.
(6) Messrs. Lord, Pelletier and Townsend began serving as executive officers in May 1996.


     The following table sets forth the 1996 grants under the Stock Option Plan for certain of the executive officers named in the Summary Compensation Table.

             OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1996

                                         % OF
                         NUMBER OF      TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                         SECURITIES    OPTIONS                                    ASSUMED ANNUAL RATES OF STOCK
                         UNDERLYING   GRANTED TO   EXERCISE                   PRICE APPRECIATION FOR OPTION TERM(3)
                          OPTIONS     EMPLOYEES     PRICE     EXPIRATION      --------------------------------------
NAME                      GRANTED (1)  IN 1996 (2) ($/SHARE)     DATE                5%                     10%
----                     ----------   ----------   --------   ----------      ----------------        ---------------
Lealon L. Sargent......      30,000           15%     $6.38     02/09/06          $120,370            $305,042
W. Neil McBean.........      30,000           15%      6.38     02/09/06           120,370             305,042
A.F. (Tony) Pelletier..      20,000           10%      6.38     02/09/06            80,247             203,362
Craig K. Townsend......      20,000           10%      6.38     02/09/06            80,247             203,362

______________
(1) The options were granted pursuant to the 1992 Stock Option Plan. The exercise price of the options is equal to the closing price per share of the Common Stock on The Nasdaq Stock Market on the date of grant. The options were originally vested over a four-year period. As a result of the change in control described above, the options became 100% vested in October 1996.
(2)  Total options granted in 1996: 200,000.
(3) Use of the assumed stock price appreciation of 5% and 10% each year for the option period is required by Securities and Exchange Commission Regulation S-K. No valuation method can accurately predict future stock price or option values because there are too many unknown factors. If the stock price does not increase, the options will have no value.

     The following table sets forth at December 31, 1996 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table. None of these individuals exercised any options during the last fiscal year.

               FISCAL YEAR ENDED DECEMBER 31, 1996 OPTION VALUES

                                                   NUMBER OF SHARES UNDERLYING             VALUE OF UNEXERCISED
                                                       UNEXPIRED OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1996                  DECEMBER 31, 1996 (1)
                                                  ------------------------------       -----------------------------
NAME AND PRINCIPAL POSITION                       EXERCISABLE      UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
---------------------------                       ------------------------------       -----------------------------
Lealon L. Sargent
  Chairman of the Board......................       157,750              0             $   306,038       $     0
W. Neil McBean
  President and Chief
  Executive Officer..........................       153,250              0                 286,913             0
Michael L. Lord
  Vice President - Corporate
  Development................................        73,000              0                 114,750             0
A. F. (Tony) Pelletier
  Vice President - Production................        93,000              0                 172,150             0
Craig K. Townsend
  Vice President - Finance,
  Secretary and Treasurer....................        45,000              0                  57,400             0

__________________
(1) Based on the $9.25 per share closing price on The Nasdaq Stock Market at December 31, 1996.


OTHER EMPLOYEE BENEFITS

     Pursuant to an agreement with the Company, Mr. Sargent will receive $50,000 per year for ten years following his retirement from the Company. Should his death occur prior to the receipt of all benefits under this agreement, Mr. Sargent's surviving spouse or estate, as applicable, will receive the remainder of such payments.


INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Articles of Incorporation provide that the liability of directors for monetary damages shall be limited to the fullest extent permissible under Texas law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent possible under Texas law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

STOCK PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index ("S&P 500 Index") and to the Standard & Poor's Domestic Oil Index ("S&P Domestic Oil Index"). The graph assumes that the amount of investment was $100 on October 28, 1993 (the first day the Common Stock was traded after the Company's initial public offering) and that all dividends were reinvested. Especially given the brief comparative periods, the results shown on the graph may not necessarily be indicative of long-term results.



                       [PERFORMANCE GRAPH APPEARS HERE]












                           10/28/93   12/31/93   12/31/94   12/31/95   12/31/96
                          ---------  ---------  ---------  ---------  ---------

PetroCorp Incorporated    $  100.00  $   92.86  $  103.57  $   69.05  $   88.10

S&P 500 Index             $  100.00  $  100.27  $  101.59  $  139.77  $  171.86
S&P Domestic Oil Index    $  100.00  $   92.93  $   97.51  $  111.01  $  140.39
===============================================================================


     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee ("the Committee") of the Company's Board of Directors is pleased to present its report on executive compensation. This report describes the components of the Company's executive officer compensation program and the basis on which compensation is determined for the Chief Executive Officer and other executive officers of the Company.

     Committee and Philosophy. The Committee's duties include (i) establishing the compensation program for the Chief Executive Officer, (ii) reviewing and approving recommendations made by the Chief Executive Officer regarding the compensation program for other executive officers, (iii) approving changes to the base salary and incentive or bonus payments for the Chief Executive Officer and other executive officers, and (iv) administering the Company's stock option
plan.   Recommendations of the Committee are subject to the approval of the
Board of Directors. The following principles guide the Committee in its deliberations:

     . Providing a competitive total compensation program that enables the Company to retain, motivate and reward its executive officers.

     .  Creating compensation opportunities based on the Company's performance.

     . Coordinating the compensation programs with the Company's annual and long-term objectives and strategies.

     . Working closely with the Chief Executive Officer to assure that the compensation program supports the management style and culture of the Company.

     The three principal components of the Company's compensation program for executive officers are base salary, annual incentive or bonus compensation, and periodic grants under the stock option plan.

     In determining overall compensation and executive performance, the Committee places strong emphasis on performance measures that align the officers' interests with those of shareholders, such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, reserve replacement costs per barrel of oil equivalent ("BOE") and production costs and general and administrative expenses per BOE, as well as competitive compensation data. The Board of Directors has from time to time retained outside compensation consultants to conduct compensation surveys and advise the Committee concerning compensation matters, and the Committee has surveyed the executive compensation levels of companies in the oil and gas industry similar to the Company and believes that the overall compensation for its executives is lower than the median of the companies surveyed.

     Base Salary. Base salary levels are evaluated within the context of prevailing base salaries paid to comparable executives in similar organizations in the oil and gas industry. An individual officer's base salary is adjusted up or down based on a subjective assessment of such officer's assigned duties and responsibilities, current performance, potential, initiative, and other factors determined by the Committee. In addition, the Company's financial performance and business conditions are important factors in determining the appropriate base salary for each executive officer. The Committee also takes into consideration the recommendations of the Chief Executive Officer as to the appropriate base salaries for other executive officers.

     Annual Incentive Compensation Plan. In the fall of 1994 the Company's Board of Directors approved adoption by the Company of a new Executive Management Annual Incentive Compensation Plan (the "Incentive Plan") to be administered by the Committee. Messrs. Sargent and McBean were covered by the Plan for 1996, and additional participants may be added to the Incentive Plan in the future upon recommendation by the Chief Executive Officer and approval of the Committee. A new plan year begins on January 1 of each year unless otherwise determined by the Compensation Committee. Quantitative performance measures will be established by the Compensation Committee in each plan year that reflect the operating and financial success of the Company. These performance measures will be used to determine the amount of the incentive bonus that is actually earned. Such performance measures may change from year to year and the weight given to each measure may also change to better reflect the Company's financial and operating goals for a particular year. In 1996, each of the following performance measures were weighted equally: (i) SEC 10 Value/Finding Costs Ratio, which is the Company's 3-year trailing average ratio of SEC 10 value per BOE (the discounted estimated pre-tax value of future net revenues) to finding costs per BOE, divided by the 3-year industry peer group average (with such peer group being determined by the Compensation Committee based on its subjective determination of which independent oil and gas companies most closely resemble the Company in size, operations and structure); (ii) Reserve Replacement Ratio, which is the total proven oil and gas reserves found during the year divided by the total oil and gas production volume during the year; (iii) Cash Flow Per Share Growth, which is the percentage increase from the previous year's cash flow from operations on a per share basis; (iv) Return on Net Assets, which is the net income after taxes for the year divided by the average net assets during the year computed; and (v) Discretionary Board Assessment, which is the Board's subjective assessment of the Company's overall performance based on qualitative factors and other financial or operating performance measures. Each performance factor is measured against a pre-established target, and bonuses are earned to the degree such targets are reached and surpassed. During 1996, participants in the Incentive Plan were eligible to earn bonuses up to an amount equal to their respective base salary. The amounts that the Committee will award Messrs. Sargent and McBean have not yet been determined pending the receipt of certain quantitative information that is not yet available. The amounts that the Committee might have awarded Messrs. Sargent and McBean for 1995 were minimal, and in light of the difficult year the Company had, both of these executive officers requested that the Committee not grant them any incentive compensation.

     Other Annual Bonuses. Executive officers who do not participate in the Incentive Plan may be given annual bonuses not determined pursuant to the Incentive Plan. Such annual bonuses are awarded based on the Committee's subjective determination of improvements in productive measures such as growth in oil and gas reserves and in the underlying asset value of the Company, cash flows from operating activities, finding costs per BOE and production costs and general and administrative expenses per BOE. The Committee does not assign specific weights to any of these factors when it determines the Company's overall performance for the year and makes awards from a bonus fund established based on its determination of this performance. Typically, these bonuses are payable in three installments (50% in the year granted, 25% one year after grant and 25% two years after grant) and are dependent upon the executive officer or key employee remaining with the Company. The Committee takes into consideration the recommendations of the Chief Executive Officer as to appropriate bonuses for other executive officers.

     Stock Option Plan. The Stock Option Plan is maintained by the Company to provide the Chief Executive Officer and the other executive officers with an additional incentive to promote the financial success of the Company as reflected by increased value of the Company's Common Stock. In connection with a major transaction and the reorganization of the Company into a corporation in 1992, the Chief Executive Officer and the other executive officers were each granted a significant number of stock options. In 1996, smaller numbers of stock options were granted to the Chief Executive Officer and other officers in order to provide further incentives. These options are, by their nature, at risk as to ultimate value, and the Committee believes that this aligns the officers' rewards and incentives with shareholders' interests. By their terms, all of these options vested upon the sale by L.S. Holding and CIGNA of their Common Stock to Kaiser-Francis. See "Common Stock Outstanding and Principal Holders Thereof - Change in Control of the Company" above. There were no options granted during the 1995 fiscal year to the Named Executive Officers.

     Chief Executive Officer's Compensation. During 1996, each of Mr. Sargent and Mr. McBean served as Chief Executive Officer of the Company. The Committee determines the compensation of the Chief Executive Officer in substantially the same manner as the compensation of the other officers. In establishing the base salary for Mr. Sargent and then for Mr. McBean for the 1996 fiscal year, the Committee assessed (i) the performance of the Company, (ii) total return to shareholders and (iii) progress toward implementation of the Company's strategic business plan. In addition, the Committee took into consideration the compensation levels of chief executives in similar oil and gas organizations. Mr. Sargent's total compensation package includes an agreement with the Company under which he is to receive $50,000 per year for ten years following his retirement from the Company. Mr. Sargent's and Mr. McBean's total compensation packages also include a large portion in the form of stock options that were awarded in 1992 and in 1996. As Chief Executive Officer, Mr. McBean's base annual salary is currently $200,000 and has been the same for the past three fiscal years. As discussed above under "Annual Incentive Compensation Plan," neither bonuses for Mr. Sargent and Mr. McBean have not yet been determined for fiscal year 1996.

     Omnibus Budget Reconciliation Act of 1993. Section 162(m) of the Omnibus Budget Reconciliation Act of 1993 limits the deductibility to the Company of cash compensation in excess of $1 million paid to the Company's chief executive officer and the next four highest paid officers during any fiscal year, beginning with 1994, unless such compensation meets certain requirements. During 1996, the Committee reviewed compensation programs in light of the requirements of this law. The Committee does not expect the new law to impact the Company in 1997 or for the foreseeable future in any significant way, if at all.


                                                 COMPENSATION COMMITTEE

                                                 THOMAS N. AMONETT
                                                 GARY R. CHRISTOPHER
                                                 DAN L. HALE


     PURSUANT TO SEC RULES, THIS SECTION OF THIS PROXY STATEMENT IS NOT DEEMED "FILED" WITH THE SEC AND IS NOT INCORPORATED BY REFERENCE INTO THE COMPANY'S ANNUAL REPORT ON FORM 10-K.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties. In July 1993, United States Fidelity and Guaranty Company (a wholly-owned subsidiary of USF&G Corporation) purchased $10.0 million of Senior Adjustable Rate Notes Series A, due June 30, 1999 (the "Series A Notes"). PetroCorp used the proceeds of the Series A Notes, together with proceeds from the issuance of other notes to unaffiliated parties, to refinance a $22.0 million 5.5% senior note payable to USF&G Corporation. Interest on the Series A Notes is adjustable based on a spread of 115 basis points over the London Interbank Offered Rates ("LIBOR"). The Company may select a rate that will be applicable for a one, three or six-month period. Interest is payable in arrears at the end of the selected period. Mandatory redemptions commenced on December 31, 1994 for the Series A Notes. Both Mr. Hale and Mr. Erbe (who is expected to succeed Mr. Hale as a member of the Audit, Compensation and Nominating Committees) are officers of USF&G Corporation.


CERTAIN TRANSACTIONS

     From time to time in the past, the Company has raised necessary working capital through the issuance of debt to related parties, including a subsidiary of USF&G Corporation. See "Compensation Committee Interlocks and Insider Participation" above. Both Mr. Hale and Mr. Erbe are officers of USF&G Corporation.

     In connection with the purchase by Kaiser-Francis of Common Stock from the First Reserve Funds and a subsidiary of CIGNA Corporation during 1996, Kaiser-Francis succeeded to rights under a registration rights agreement previously entered into between the Company and those shareholders, which agreement is substantially similar to a registration rights agreement previously entered into between the Company and two subsidiaries of USF&G Corporation. Kaiser-Francis Oil Company also succeeded to those former shareholders' rights under a voting agreement with USF&G Corporation. See "Voting Agreement" above. Mr. Christopher is an officer of Kaiser-Francis; and both Mr. Hale and Mr. Erbe are officers of USF&G Corporation.

     All such transactions were approved by the Board of Directors of the Company, and the Company believes that each such transaction was on terms that were comparable to those that might have been obtained by the Company on an arm's length basis from unaffiliated parties.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, executive officers, and ten percent shareholders are required to report to the Securities and Exchange Commission, by specific due dates, transactions and holdings in the Company's Common Stock. Subject to and in accordance with Item 405 of Regulation S-K, the Company believes that during the fiscal year ended December 31, 1996, all such filing requirements were satisfied in a timely manner.


                          PROPOSAL NO. 2 - APPROVAL OF
                  1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     In March 1997, the Company's Board of Directors adopted, subject to shareholder approval, the 1997 Non-Employee Director Stock Option Plan (the "Plan"). The purposes of the Plan are (i) to provide additional incentive for securing and retaining qualified non-employee persons to serve on the Board of Directors of the Company and (ii) to enhance the future growth of the Company by furthering such persons' identification with the interests of the Company and its shareholders. The Plan provides for the issuance of options to purchase up to an aggregate of 75,000 shares of the Common Stock to eligible directors (as described below). Approval of the Plan requires the affirmative vote of the holders of at least a majority of the outstanding Common Stock entitled to vote thereon voting in person, or by proxy, at the Annual Meeting. If the Plan receives such approval, it shall be effective as of the date following the date of the Annual Meeting (the "Effective Date").

     The description below of certain features of the Plan is a summary of such Plan and is qualified in its entirety by reference to the complete text of the Plan attached hereto as Exhibit A.

     On the Effective Date, each director who is neither an officer nor a full-time employee of the Company or any of its subsidiaries ("Eligible Director") shall automatically receive, without the exercise of the discretion of any person or persons, an option to purchase 5,000 shares of the Common Stock.
After the Effective Date and only on the date initially elected to the Company's Board of Directors by the Board of Directors or the shareholders of the Company, each Eligible Director shall automatically be granted an option to purchase 5,000 shares of the Common Stock. Each year thereafter, as of the date following the date of the annual meeting of the shareholders and so long as the Plan is in effect, each Eligible Director who has served as a member of the Board of Directors of the Company for no less than one year shall automatically receive an option to purchase 1,000 shares of the Common Stock.

     Options under the Plan will be automatically granted to each Eligible Director as set forth above. The exercise price of the options will be the fair market value (as determined under the Plan) of the shares on the date of grant. For purposes of the Plan, the fair market value of a share of Common Stock shall be determined by reference to the last transaction price of the shares of Common Stock on the National Association of Securities Dealers Automated Quotation System as reported by The Wall Street Journal for the date on which the option is granted. All options under the Plan shall expire ten years from the date of grant.

     No option under the Plan is assignable or transferrable, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended (the "Code")), and is not subject, in whole or in part, to attachment, execution or levy of any kind. Each option is exercisable during the optionee's lifetime by the optionee or by his or her legal guardian or legal representative.
Options granted under the Plan may be exercised within 90 days after an optionee ceases to serve as a director of the Company for any reason other than death.
If an optionee ceases to serve as a director by reason of the death of such optionee and if any option granted to such optionee was in effect at the time of the optionee's death, a designated beneficiary of the deceased optionee may exercise all unexercised options, if any, one year from the date of death of the optionee or until the expiration of the term of the option.

     The Plan shall be administered by the Board of Directors of the Company or by a duly appointed committee of the Board of Directors having such powers as shall be specified by the Board of Directors. The Board of Directors or the committee may (unless the powers of the committee have been specifically limited) modify, revise or terminate the Plan at any time and from time to time; provided that no termination or amendment of the Plan may, without the consent of the holder of any option then outstanding, adversely affect the rights of such holder under the option. The Board of Directors or the committee shall determine all questions of interpretation of the Plan, the eligibility of members of the Board of Directors or interpretation of any options.

     If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number and per share price of shares of Common Stock subject to outstanding options and the number of shares then reserved for issuance under the Plan shall be adjusted. Upon a merger consolidation, liquidation or sale of substantially all assets of the Company, each holder of an outstanding option, upon exercise of such option, shall be entitled to receive the number of shares of stock (or other securities or consideration) to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the same number of shares of Common Stock which he or she would have otherwise received upon exercise of such option.

     Under the Code, the grant of a non-qualified stock option has no tax effect on the optionee or the Company. Generally, optionees do not recognize income as a result of the grant of such options, but recognize compensation taxable at ordinary income rates upon the exercise of the options to the extent the fair market value of the shares on the date the option was exercised exceeds the option price paid. The Company will generally be allowed, at the time of recognition of ordinary income by the optionee, to take a deduction for federal income tax purposes in an amount equal to such recognized income. The following table sets forth the option grants to the individuals and the group shown. Neither executive officers nor employee directors (currently Messrs. Sargent and McBean) of the Company are not eligible to participate in the Plan.

                               NEW PLAN BENEFITS
                  1997 Non-Employee Director Stock Option Plan

                                   Dollar        Number of         Number of
Name and Position               Value ($)(1)  Initial Options  Annual Options(2)
------------------------------  ------------  ---------------  -----------------
Thomas N. Amonett                      -                5,000               0
Gary R. Christopher                    -                5,000               0
G. Jay Erbe, Jr.                       -                5,000               0
Stephen M. McGrath                     -                5,000               0
Robert C. Thomas                       -                5,000               0
Non-Executive Director Group           -               25,000               0
----------
(1) Dollar value is dependent upon the future share price of the Common Stock.
(2) Each Eligible Director shall automatically receive an option to purchase 1,000 shares of the Company's common stock each year hereafter as of the date of the annual meeting of the shareholders.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 2.

               PROPOSAL NO. 3 - RATIFICATION AND APPOINTMENT OF
                            INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Price Waterhouse LLP as its independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997. Price Waterhouse LLP has advised the Company that it will have a representative in attendance at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and who will respond to appropriate questions presented at such meeting.

     Management recommends that the reappointment of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending December 31, 1997 be ratified by the shareholders. Unless otherwise indicated, all properly executed proxies will be voted for such ratification. An adverse vote will cause the Audit Committee and Board of Directors to consider the appointment of other accountants in the following year.

     THE COMPANY RECOMMENDS VOTING "FOR" PROPOSAL NO. 3.


                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that are likely to come before the Annual Meeting. If any other matters properly come before the meeting, persons named in the accompanying form of proxy intend to vote such proxy in accordance with their best judgment on such matters.


               NOMINATIONS AND PROPOSALS FOR NEXT ANNUAL MEETING

     A shareholder wishing to nominate a candidate for election to the Board of Directors at any annual or special meeting is required pursuant to the Company's Bylaws to give written notice to the Secretary of the Company, together with a written consent of such person to serve as a director, not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. In addition, the notice must comply with certain provisions set forth in the Company's Bylaws and may be disregarded if such provisions are not observed.

     Any proposals of holders of Common Stock of the Company intended to be presented at the annual meeting of shareholders of the Company to be held in 1998 must be received by the Company, 16800 Greenspoint Park Drive, Suite 300, North Atrium, Houston, Texas 77060, Attention: Secretary, no later than December 14, 1997, to be included in the proxy statement relating to that meeting.


                                     By Order of the Board of Directors,

                                     Craig K. Townsend, Secretary


April 14, 1997


          THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 TO INTERESTED SECURITY HOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE COMPANY AT 16800 GREENSPOINT PARK DRIVE, SUITE 300, NORTH ATRIUM, HOUSTON, TEXAS 77060, ATTENTION: SECRETARY.

                                  EXHIBIT "A"

                            PETROCORP INCORPORATED
                 1997 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN



I.   PURPOSES

     The purposes of this 1997 Non-Employee Director Stock Option Plan (the "Plan") are (i) to provide additional incentive for securing and retaining qualified non-employee persons to serve on the Board of Directors of the Company and (ii) to enhance the future growth of the Company by furthering such persons' identification with the interests of the Company and the Stockholders. It is intended that Options granted under this Plan will be Non-Qualified Stock Options.

II.  DEFINITIONS

     (a) In this Plan, except where the context otherwise indicates, the following definitions apply:

       (1) "Acquisition Transaction" means any transaction or series of related transactions (including, without limitation, any merger, consolidation, exchange, purchase or tender offer) pursuant to which the Company acquires, directly or indirectly, securities, assets or the business of any person for consideration consisting in whole or in part of Common Stock.

       (2) "Affiliate" means any person, directly or indirectly, that controls, is controlled by or is under common control with the person or entity specified. For purposes of this definition, "control" (including with correlative meaning the term "controls" and the phrases "controlled by" and "under common control with") shall have the meaning currently ascribed thereto under Section 20 of the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

       (3) "Board" means the Board of Directors of the Company.

       (4) "Code" means the Internal Revenue Code of 1986, as amended.

       (5) "Company" means PetroCorp Incorporated.

       (6) "Designated Beneficiary" means the person designated to be entitled, on the death of a Participant, to any remaining rights arising out of a Stock Option.

       (7) "Effective Date" means the date following the date of the meeting of the Stockholders approving the Plan as required by Section XI.

       (8) "Eligible Director" means a person who as of any applicable date (i) is a member of the Board, (ii) is not an officer of the Company or any subsidiary of the Company, and (iii) is not a full-time employee of the Company or any of its subsidiaries.

       (9) "Fair Market Value" means, with respect to a share of Common Stock on any date herein specified, the Closing Price per share of Common Stock for such date. The term "Closing Price" per share of Common Stock for a day shall mean (i) if the shares of Common Stock are listed or admitted for trading on a national securities exchange, the last reported sales price regular way, or, in case no such reported sale takes place on such day or days, the average of the reported closing bid and asked prices regular way, in either case on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading, or (ii) if the shares of Common Stock are not listed or admitted for trading on a national securities exchange, (A) the last transaction price of the shares of Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, in the case no such reported transaction takes place on such day or days, the average of the reported closing bid and asked prices thereof quoted on NASDAQ, or (B) if the shares of Common Stock are not quoted on NASDAQ, the average of the closing bid and asked prices of the shares of Common Stock in the over-the-counter market, as reported by The National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, or (iii) if on any such trading days the shares of Common Stock are not quoted by any such organization, the fair market value per share of Common Stock on such day(s), as determined in good faith by the Board.

       (10) "Non-Qualified Stock Option" means an option which does not meet the requirements of Section 422(b) of the Code.

       (11) "Participant" means an Eligible Director who is granted a Stock Option hereunder.

       (12) "Securities Act" means the Securities Act of 1933, as now in effect or as hereafter amended.

       (13) "Share" means a share of Stock that has been previously (i) authorized but unissued, or (ii) issued and reacquired by the Company.

       (14) "Stock" or "Common Stock" means the common stock, $.01 par value per share, of the Company.

       (15) "Stock Option" or "Option" means an option to purchase Shares.

       (16) "Stockholders" means the stockholders of the Company.

       (17) "Terminate" means cease to be a Director of the Company.

       (18) "Termination of Directorship" means the date upon which any Participant ceases to be a Director for any reason whatsoever. The effective date of such Termination of Directorship shall be the actual date of such termination (by death, disability, retirement, resignation, non-election or otherwise).

III. GRANTS OF STOCK OPTIONS; OPTION PRICE

     (a) Options will be granted only to individuals who are Eligible Directors of the Company. On the Effective Date, each Eligible Director shall automatically receive, without the exercise of the discretion of any person or persons, an option to purchase 5,000 Shares. After the Effective Date and only on the date initially elected to the Board by the Stockholders or the Board, each Eligible Director shall automatically receive, without the exercise of the discretion of any person or persons, an Option to purchase 5,000 Shares. Each year thereafter, as of the date following the date of the annual meeting of the Stockholders and so long as the Plan is in effect as provided in Section V hereof, each Eligible Director who has served as a member of the Board for no less than one year shall automatically receive, without the exercise of the discretion of any person or persons, an Option to purchase 1,000 Shares. All Options granted under the Plan shall be at the Option price set forth in the following subsection (b), shall be subject to adjustment as provided in Section VII and to the terms and conditions set forth in Section VIII.

     (b) The purchase price of Shares issued under each Option shall be the Fair Market Value of Shares subject to the Option on the date the Option is granted.

IV.  ADMINISTRATION

     (a) The Plan shall be administered by the Board or by a duly appointed committee of the Board having such powers as shall be specified by the Board. Any subsequent references herein to the Board shall also mean the committee if such committee has been appointed and, unless the powers of the committee have been specifically limited, the committee shall have all of the powers of the Board granted herein, including, without limitation, the power to terminate or amend the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law. All questions of interpretation of the Plan, the eligibility of members of the Board or interpretation of any Options shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or any Option.

     (b) The Board may, in its discretion, delegate duties to an officer or employee or a committee composed of officers or employees of the Company, but it may not delegate its authority to apply and interpret this Plan.

V.   TERM

     The term of this Plan commences on the Effective Date and terminates on the tenth anniversary of the Effective Date. This Plan shall remain in effect for the purposes of administration of any Option granted pursuant to its provisions and no such Option granted during the term of this Plan shall be adversely affected by the termination of the Plan.

VI.  SHARES RESERVED; OPTIONS GRANTABLE AND EXERCISABLE

     (a) Subject to adjustments as provided in Section VII hereof, a total of 75,000 Shares shall be subject to the Plan. The Shares subject to the Plan shall be and are hereby reserved for sale for such purposes. Any of the Shares which remain unsold and which are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purposes of the Plan. Should any Option expire or be canceled prior to its exercise in full, the Shares theretofore subject to such Option may again be subjected to an Option under the Plan.

     (b) As to a Participant, an Option ceases to be exercisable, as to any Share, when the Participant purchases the Share or when the Option lapses.

VII. ADJUSTMENTS

     (a) The existence of outstanding Stock Options shall not affect in any way the right or power of the Company or the Stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of, or affecting, the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     (b) If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding, without receiving compensation therefor in money, services or property, then (a) the number and per share price of shares of Common Stock subject to outstanding Stock Options hereunder shall be appropriately adjusted in such a manner as to entitle a Participant to receive upon exercise of a Stock Option, for the same aggregate cash consideration, the same total number of shares as he would have received had he or she exercised his or her Stock Option in full immediately prior to the event requiring the adjustment; and (b) the number of shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number of shares of Common Stock then reserved that number of shares of Common Stock that would have been received by the owner of an equal number of outstanding shares of Common Stock as the result of the event requiring the adjustment.

     (c) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company is the surviving corporation, (i) subject to the provisions of clause (ii) below, each holder of an outstanding Stock Option, upon exercise of such Stock Option, shall be entitled to receive (at no additional cost but subject to any required action by the Stockholders) in lieu of the number of shares of Common Stock with respect to which such Stock Option is exercisable, the number of shares of stock (or other securities or consideration) to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of the same number of shares of Common Stock which he or she would have otherwise received upon exercise of such Stock Option and (ii) all outstanding Stock Options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation or sale provided that (a) notice of such cancellation shall be given to each holder of a Stock Option, and (b) each holder of a Stock Option shall have the right to exercise such Stock Option in full (without regard to any limitations set forth in or imposed pursuant to Section VIII hereof) during a ten (10) day period preceding the proposed effective date of such merger, consolidation, liquidation, or sale.

     (d) If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated, or sells or otherwise disposes of substantially all its assets to another corporation while unexercised Stock Options remain outstanding under the Plan, (i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation, liquidation, or sale, as the case may be, each holder of an outstanding Stock Option shall be entitled, upon exercise of such Stock Option, to receive at no additional cost, in lieu of shares of Common Stock, shares of such stock (or other securities or consideration) as the holders of shares of Common Stock received pursuant to the terms of the merger, consolidation, liquidation, or sale; (ii) any limitations set forth in or imposed pursuant to Section VIII hereof shall automatically lapse so that all Stock Options, from and after a ten (10) day period preceding the proposed effective date of such merger, consolidation, liquidation or sale, as the case may be, shall be exercisable in full; and (iii) all outstanding Stock Options may be canceled by the Board as of the effective date of any such merger, consolidation, liquidation or sale provided that (a) notice of such cancellation shall be given to each holder of a Stock Option, and (b) each holder of a Stock Option shall have the right to exercise such Stock Option in full (without regard to any limitations set forth in or imposed pursuant to Section VIII hereof) during a ten (10) day period preceding the proposed effective date of such merger, consolidation, liquidation, or sale.

     (e) Except as expressly provided herein, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor, or services, either upon direct sale, exercise of rights or warrants to subscribe therefor, or conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number, class or price of shares of Common Stock then subject to outstanding Stock Options.

VIII.  TERMS AND CONDITIONS OF STOCK OPTIONS

     (a) During the Participant's life, the Stock Option is exercisable only by the Participant or by his or her guardian or legal representative.

     (b) A Stock Option under this Plan is not assignable or transferable, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and is not subject, in whole or in part, to attachment, execution or levy of any kind.

     (c) Any Stock Option or portion thereof that is exercisable shall be exercisable for the full amount or for any part thereof.

     (d) Stock Options shall be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and, subject to the subsequent provisions hereof, the address to which the certificates representing shares of the Common Stock issuable upon the exercise of such Stock Option shall be mailed. In order to be effective, such written notice shall be accompanied at the time of its delivery to the Company by payment of the exercise price of such shares of Common Stock, which payment shall be made in cash or by check, bank draft, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the exercise price of such shares of Common Stock. Such notice shall be delivered in person to the Secretary of the Company, or shall be sent by registered mail, return receipt requested, to the Secretary of the Company, in which case, delivery shall be deemed made on the date such notice is deposited in the mail. Whenever shares of Common Stock are to be issued or delivered pursuant to the Plan, the Company shall require the Participant to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares, which payment may be made in the manner set forth above or in the manner permitted by clause (e) below.

     (e) Alternatively, payment of the exercise price may be made, in whole or in part, by delivery of shares of Common Stock previously issued to the Participant. Unless otherwise permitted by the Board, payment of the exercise price with shares of Common Stock shall be made only with shares owned by the Participant for at least six (6) months. If payment is made in whole or in part in shares of Common Stock owned by the Participant, then the Participant shall deliver to the Company, in payment of the option price of the shares of Common Stock with respect to which such Stock Option is exercised, (i) certificates registered in the name of such Participant representing a number of shares of Common Stock legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having a Fair Market Value as of the date of delivery of such notice that is not greater than the exercise price of the shares of Common Stock with respect to which such Stock Option is to be exercised, such certificates to be accompanied by stock powers duly endorsed in blank by the record holder of the shares represented by such certificates; and (ii), if the exercise price of the shares of Common Stock with respect to which such Stock Option is to be exercised exceeds such Fair Market Value, cash or a check, bank draft, or postal or express money order payable to the order of the Company in an amount (in United States dollars) equal to the amount of such excess.

     (f) Stock Options granted to any Participant under this Plan shall be subject to the following conditions:

       (1) The price per share shall be as set forth in Section III.

       (2) Each Stock Option shall have a term of ten (10) years from the date such Stock Option is granted.

       (3) A Stock Option shall lapse in the following situations:

           (i) If a Termination of Directorship shall occur with respect to any Participant, for any reason other than death, the Participant shall be entitled to exercise his or her rights until a date that is three (3) months after the date of such Termination of Directorship, unless any of such Options shall have terminated earlier under their terms or under other provisions of this Plan.

          (ii) If a Termination of Directorship shall occur with respect to any Participant by reason of the death of such Participant, and if any Stock Option granted to such Participant was in effect at the time of the Participant's death, all unexercised Stock Options, if any, may be exercised until the expiration of one (1) year from the date of death of the Participant or until the expiration of the term of the Stock Option, whichever is earlier. Such Stock Option may be exercised by the Designated Beneficiary of the deceased Participant, subject to all other provisions of the Plan.

IX.  POWER TO AMEND

     The Board of Directors may modify, revise or terminate this Plan at any time and from time to time; provided, however, that no termination or amendment of the Plan may, without the consent of the holder of any Option then outstanding, adversely affect the rights of such holder under the Option.

X.   EXERCISE OF OPTIONS; REGISTRATION

     The Company shall not be required to sell or issue any shares of Common Stock under any Stock Option if the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law, statute, or regulation of any governmental authority whether it be Federal or State. Specifically, in connection with the Securities Act, upon exercise of any Stock Option, unless a registration statement under the Securities Act is in effect with respect to the shares of Common Stock covered by such Stock Option, the Company shall not be required to issue such shares unless the Board has received evidence satisfactory to it to the effect that the holder of such Stock Option is acquiring such shares of Common Stock for investment and not with a view to the distribution thereof, and that such shares of Common Stock may otherwise be issued without registration under the Securities Act or State securities laws. Any determination in this connection by the Board shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of a Stock Option, or the issuance of shares pursuant thereto, to comply with any law or regulation of any governmental authority.

XI.  STOCKHOLDER APPROVAL

     Notwithstanding any other provisions of the Plan, in order for the Plan to continue as effective, on or before the date which occurs twelve (12) months after the date the Plan is adopted by the Board, the Plan must be approved by the holders of at least a majority of the outstanding stock (unless applicable state law or the Company's charter or by-laws require a greater number) of the Company entitled to vote thereon and represented in person or by proxy at a duly held Stockholders' meeting. No Stock Options shall be issued under the Plan until such approval has been secured.

XII. INTERPRETATIONS

     The provisions of the Plan shall be construed, administered, and governed by the laws of the State of Texas, without giving effect to principles of conflicts of laws, and, to the extent applicable, the laws of the United States.

XIII.  GOVERNMENT REGULATIONS

     The Plan, the granting and exercise of Stock Options thereunder, and the obligation of the Company to sell and deliver Shares under such Stock Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

LOGO
PROXY                        PETROCORP INCORPORATED
                 ANNUAL MEETING OF SHAREHOLDERS -- MAY 16, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned holder of Common Stock of PetroCorp Incorporated (the "Company") hereby appoints Lealon L. Sargent, W. Neil McBean and Craig K. Townsend, or any one of them, his or her proxies with full power of substitution, to vote at the Annual Meeting of Shareholders of the Company to be held on May 16, 1997, at 1:00 p.m., Houston time, at the Sheraton Crown Hotel and Conference Center, 15700 John F. Kennedy Blvd., Houston, Texas, 77032, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present on all matters coming before the meeting.
1.  Election of directors for a term expiring in 2000:
                 [_] FOR                 [_] WITHHOLD AUTHORITY
                 all nominees listed below
                                        to vote for all nominees
                 (except as marked below)
                                        listed below
                     G. Jay Erbe, Jr.    Lealon L. Sargent
2. Proposal to approve the adoption of the 1997 Non-Employee Director Stock Option Plan.
     [_] FOR              [_] AGAINST              [_] ABSTAIN
3. Proposal to ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997.
     [_] FOR              [_] AGAINST              [_] ABSTAIN
4. To consider and take action, in accordance with their best judgment, upon any other matter which may properly come before the meeting or any adjournment thereof.
All as more particularly described in the proxy statement dated April 14, 1997 relating to such meeting, receipt of which is hereby acknowledged.

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, DRAW A LINE
              THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS SET FORTH ABOVE.

                   (continued and to be signed on other side)
LOGO
  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, and FOR Proposal 2 and Proposal 3.

                                            -----------------------------------
                                            -----------------------------------
                                                Signature of Shareholder(s)

                                            Please sign your name exactly as
                                            name appears hereon. Joint owners
                                            must each sign. When signing as
                                            attorney, executor, administrator,
                                            trustee or guardian, please give
                                            your full title as it appears
                                            herein.
                                            Dated: ______________________, 1997

 PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.